UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 14, 2014, the Board of Directors of PowerSecure International, Inc., a Delaware corporation (the “Company”), amended and restated the Company’s Amended and Restated By-Laws (“By-Laws”), to implement a majority voting standard in uncontested elections of directors.

The amendments to Article II, Section 2 and Article III, Section I of the By-Laws provide that in an uncontested election of directors, each director will be elected by a majority of the votes cast with respect to such director by the shares present, in person or by proxy, at the Annual Meeting and entitled to vote in such election. Under the By-Laws, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director who is a nominee for re-election and does not receive a majority of the votes cast with respect to that director’s election is required to promptly tender such director’s resignation to the Board of Directors, and that resignation is conditioned upon it being accepted by the Board of Directors. The Board of Directors, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the director’s resignation. A nominee who is an incumbent director and does not receive a majority of the votes cast will nevertheless continue to serve as a director until and unless our Board of Directors accepts such resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

The foregoing description of the amendment to the By-Laws is a summary only and is qualified in its entirety by reference to the By-Laws as amended and restated on April 14, 2014, which are filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated By-Laws of PowerSecure International, Inc., as of April 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: April 14, 2014

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